EXHIBIT 2.1.4

                            ARTICLES OF MERGER
                                   OF
                           CALBATECH, INC. INTO
                          TRAFFIC TECHNOLOGY, INC.

     Pursuant to the provisions of Nevada Revised Statutes, as amended, the undersigned domestic corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

First: Traffic Technology, Inc. (hereinafter referred to as the "parent entity"), an entity of the jurisdiction of Nevada, owns all of the outstanding shares of each class of CalbaTech, Inc. (hereinafter referred to as the "subsidiary entity"), an entity of the jurisdiction of Nevada.

Second: A plan of merger was adopted by the parent entity and the subsidiary entity whereby the subsidiary entity is to be merged into the parent entity.

Third: The name of the surviving corporation is CalbaTech, Inc., and it is to be governed by the laws of the State of Nevada.
Fourth: The Agreement and Plan of Merger, attached to these Articles, was approved by a total of 10,000,000 shares out of a total of 10,000,000 shares entitled to vote by (no shares voted against the merger) of the Subsidiary in the manner prescribed by the laws of Nevada, and such vote was sufficient for approval. The Agreement and Plan of Merger was also approved the Board of Directors, as well as 86,932,630 shares out of a total of 97,527,750 entitled to vote by (no shares voted against the merger) of the Parent and therefore has been adopted by more than 50% of the outstanding shareholders in Traffic Technology, Inc. as in the manner prescribed by the Nevada Revised Statutes, and such vote was sufficient for approval


Dated: March 20, 2003

Parent Entity: Traffic Technology, Inc.     Subsidiary Entity: CalbaTech, Inc.


By:                                         By:
Edward H. Deese, President                  Edward H. Deese, President


Parent Entity: Traffic Technology, Inc.     Subsidiary Entity: CalbaTech, Inc.
By:                                         By:
James DeOlden, Secretary                    James DeOlden, Secretary